Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (“Agreement”) is made as of the 9th day of January, 2008 (“Effective Date”) by and between [Company A] a Delaware limited liability company (“Company”), and Alternative Energy Sources, Inc., a Delaware corporation (“AENS”). Company and AENS may collectively be referred to as the “Parties”.

WITNESSETH:

WHEREAS, subject to the terms and provisions hereof, the Company desires that AENS provide certain consulting services for the Company and AENS is willing to provide such services.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1. Services. The Company hereby retains AENS to provide to the Company the services set forth on Exhibit A attached hereto and incorporated herein by reference (the “Services”) and AENS agrees to provide the Services as set forth herein. AENS will devote the required time and expertise necessary to complete the assigned services without limitation. Notwithstanding anything else to the contrary set forth herein, Company understands and acknowledges that AENS is undergoing a publicly-announced review of strategic alternatives, which could include, without limitation, a sale of AENS or the raising of debt or equity capital and that AENS would not have entered into this Agreement or agreed to perform the Services if such actions would jeopardize or adversely impact such review of strategic alternatives, or limit any alternatives available to AENS. As a result, in no event shall AENS be obligated to perform any Services or otherwise take any action that in the reasonable judgment of AENS jeopardizes, conflicts with or is inconsistent with AENS’s review of strategic alternatives or with any transaction being contemplated or with the fiduciary duties of AENS officers and/or directors.

2. Term. This Agreement shall commence on the Effective Date and shall continue until terminated in accordance with Section 4 hereof.

3. Payment of Fees. In consideration for the Services provided by AENS, the Company shall pay to AENS (i) $125,000 each month during the term hereof (the “Flat Fee”) plus (ii) documented out-of-pocket costs incurred by AENS in performance of the Services (the “Costs”). Any Cost over $1,000 per incurrence will require pre-approval by the Company. The Flat Fee shall be payable in advance by the Company on the 1st day of each month beginning February 1, 2008. The period from the date of execution of the agreement through January 31, 2008 will be paid on a prorata basis. The Company shall pay the Costs in the month immediately following incurrence by AENS of such Costs (i.e., Costs incurred in January are payable in February).

4. Termination. This Agreement may be terminated by either party, in its sole option and for any reason, upon providing written notice of termination. If the Company terminates the agreement AENS will retain the monthly fee paid for such month. If AENS terminates the agreement they will return to the Company an amount equal to the prorata amount of service days remaining in the month. Such notice shall be delivered to the other party in accordance with Section 7 hereof.

5. Relationship of the Parties. The Company and AENS affirmatively state that they are not forming a joint venture, partnership, association or other relationship for tax or any other purposes. AENS shall perform its obligations under this Agreement as that of an independent contractor.

6. Indemnification. The Company agrees to indemnify and hold harmless AENS and its shareholders, officers, directors, employees, representatives and agents (collectively, the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses related to the defense of any claims), which may be asserted against any of the Indemnified Parties arising directly or indirectly out of this Agreement.

7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person or when delivered by overnight courier, (ii) on the first business day following receipt when delivered by telegraphic or other electronic means (including facsimile, telecopy and telex), or (iii) if mailed, upon the delivery or refusal date (as shown on the receipt), if deposited in the United States mail, certified or registered mail, first-class postage prepaid, return receipt requested, to the parties at the following addresses or facsimile numbers:

If to the Company:	[Company A] [ ] [ ] [ ]

If to AENS:	Alternative Energy Sources, Inc. 310 West 20th Street, 2nd Floor Kansas City, Missouri 64108 Attn: Mark Beemer Fax: 816-842-3836

Any party from time to time may change its address or facsimile number for the purpose of receipt of notices to that party by giving a similar notice specifying a new address or facsimile number to the other notice parties listed above in accordance with the provisions of this Section 7.

8. Entire Agreement. This Agreement supersedes all prior oral discussions and written agreements between the parties with respect to the subject matter of this Agreement (including any term sheet or similar agreement or document relating to the transactions contemplated hereby) and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof, excluding any written agreements between the Parties hereof in existence as of the date hereof. Notwithstanding the foregoing, the terms of those certain non-disclosure agreements previously or contemporaneously entered into by the Parties hereto, shall remain in effect.

9. Waiver. Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof. Any such waiver must be in writing and must be duly executed by such party. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach, provision or requirement on any other occasion.

10. Amendment. This Agreement may be modified or amended only by a written instrument duly executed by each of the parties hereto.

11. Counterparts and Facsimile Signatures. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.

12. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors or assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other person.

13. Governing Law. This Agreement shall be governed by the law of the State of Texas, without regard to conflict of law rules.

14. Binding Effect. This Agreement shall be binding upon and will inure to the benefit of the parties and their respective successors and permitted assigns.

15. Assignment. Neither this Agreement nor any right hereunder or part hereof may be assigned by any party hereto without the prior written consent of the other party hereto.

16. Headings. The headings used in this Agreement have been inserted for convenience and do not constitute provisions to be construed or interpreted in connection with this Agreement.

17. Severability; Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (i) such provisions will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (iv) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

18. Limitation on Liability. AENS and its shareholders, officers, directors, representatives and employees, shall not be liable to the Company (or its affiliates) for any special, consequential, incidental, punitive or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any of the Services provided hereunder, unless such claim arises for a breach of confidentiality, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if an authorized representative is advised of the possibility or likelihood of the same. In addition, AENS and its shareholders, officers, directors, representatives and employees, shall not be liable to the Company (or its affiliates) for any direct damages arising from any claim relating to this Agreement or any of the Services provided hereunder or required to be provided hereunder, except to the extent that such direct damages are caused by the gross negligence, fraudulent acts or intentional misconduct of AENS. In no case shall AENS, or any its shareholders, officers, directors, representatives and employees, be liable for any amount in excess of the aggregate amount of the Flat Fee actually paid by the Company under this Agreement, unless such liability arises from a breach of confidentiality.

19. Further Assurances. On and after the date hereof, the Company and AENS will take all appropriate action and execute all documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the provisions hereof.

20. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING FROM ANY SOURCE INCLUDING, BUT NOT LIMITED TO, THE CONSTITUTION OF THE UNITED STATES OR ANY STATE THEREIN, COMMON LAW OR ANY APPLICABLE STATUTE OR REGULATIONS. EACH PARTY HERETO ACKNOWLEDGES THAT IT IS KNOWINGLY AND VOLUNTARILY WAIVING ITS RIGHT TO DEMAND TRIAL BY JURY.

21. Survival. The terms of Sections 3 and 6-21 shall survive the expiration or termination of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

[COMPANY A]
By:	/s/President & CEO of Company A
Name: Title: President & Chief Executive Officer
ALTERNATIVE ENERGY SOURCES, INC.
By:	/s/Mark Beemer
Name: Mark Beemer Title: Chief Executive Officer

EXHIBIT A --SERVICES

AENS’s services shall include the following to the extent reasonably requested by Company from time to time:

•	Evaluate corn procurement strategy;
•	Commercial contract review and analysis;
•	Risk management review and analysis;
•	Operations evaluation;
•	Logistics assessment (rail, truck, barge and ship);
•	Due diligence support
•	Other items as agreed.